Exhibit 99.1

NEWS ANNOUNCEMENT	For Immediate Release

For more information contact:
Omar Choucair	Joseph Jaffoni
Chief Financial Officer	Jaffoni & Collins Incorporated
DG Systems, Inc.	212/835-8500
972/581-2000	dgit@jcir.com

DG SYSTEMS REPORTS 2006 FIRST QUARTER FINANCIAL RESULTS

-  Turnaround Quarter Highlighted by Significant Quarterly Sequential EBITDA Gain –

-  Second Consecutive Quarter of EBITDA Increases and Third Consecutive Quarterly Decline in Operating Expenses –

-  FastChannel Network Merger Expected to Close May 31 –

Dallas, TX – May 12, 2006 – Digital Generation Systems, Inc. (‘DG Systems’), (NASDAQ: DGIT), the leading provider of digital media advertising services to the advertising and broadcast industries, today reported financial results for the first quarter ended March 31, 2006.

First Quarter Highlights

•                  Revenue of $14.3 million compared to $14.4 million in the 2005 fourth quarter and $15.7 million in the comparable period of 2005.

•                  Operating expenses declined to $10.9 million compared to $11.7 million in the 2005 fourth quarter and $12.1 million in the comparable period of 2005. However, the 2005 first quarter results included a one-time, nonrecurring $0.5 million reduction of operating expenses related to the re-negotiation of an existing service agreement. This is DG’s third consecutive quarter of operating expense declines.

•                  Generated $3.5 million in EBITDA (earnings before interest, taxes, depreciation, amortization, restructuring, and impairment charges) compared to $2.7 million in the 2005 fourth quarter and $3.6 million in the comparable period of 2005. This is DG’s second consecutive quarter of EBITDA improvements.

•                  Filed merger documents and amendments with the Securities and Exchange Commission related to DG’s December 2005 agreement to merge with FastChannel

-more-

Network, Inc., a provider of digital media distribution and intelligence services to the advertising and broadcast industries.

•                  Closed a new $25 million, two year senior secured revolving credit facility with Wachovia Bank N.A., replacing the Company’s prior $17 million senior credit facility. DG also executed a commitment letter for a $35 million credit facility (comprised of a $20 million five year term loan and a $15 million three year revolver) with Wachovia Bank N.A. to provide DG with the capacity to refinance DG Systems’ current debt and FastChannel Network’s total outstanding debt.

•                  FastChannel Network and DG have scheduled a meeting of stockholders on May 25 and May 26, 2006, respectively, to vote on the proposed merger. The closing of the proposed merger with FastChannel Network is expected to occur May 31, 2006.

Commenting on the results, Scott K. Ginsburg, Chairman and Chief Executive Officer of DG Systems, stated, “First quarter results indicate that capital investments in ‘next generation’ digital technology and acquisitions of several competitors and complementary ventures are improving the Company’s outlook. Significant customer gains, increased on-line video traffic, and initiatives to improve the customer experience have resulted in demonstrable and improving financial results.

“Over the last two years we have carefully brought together DG, AGT-Broadcast, Media DVX and Source TV into a cohesive operating entity, and we plan to merge with FastChannel Network this quarter. In addition to our focus on expansion, we completed important technology upgrades that now distinguish our networks, business intelligence offerings and workflow solutions as benchmarks in the advertising services industry. We efficiently re-constructed our national presence in each of the major media centers with regional office consolidations. And, most importantly, we right-sized our entire organization eliminating duplicative costs and functions.

“DG Systems is squarely meeting customer expectations through the deployment of DGConnect™, our online order management system for advertisers and ad agencies; the integration of a business intelligence toolset which allows automatic watermarking and an airplay verification service; and, the completion of our Universal Deployment initiative. In the last two years, the new DG Spot Box, which accommodates both satellite and internet deliveries, has been deployed at almost 3,900 television, cable and network destinations. As a result of these improvements and upgrades, our video product is setting an industry standard with 87 percent of the traffic going online, an increase from 70 percent online just two years ago. Further online improvements are expected this year.”

The first quarter of 2006 represented DG’s third consecutive quarter of operating expense reductions reflecting the company’s planned integration of acquired entities through headcount reductions, office consolidations and eliminating duplicative functions. DG Systems’ first quarter EBITDA of $3.5 million reflects the benefits of a broader customer base, expanded service offerings and operating efficiencies associated with our integration efforts.

Interest expense for the 2006 first quarter was $0.5 million compared to 2005 first quarter interest expense of $0.4 million. The year-over-year increase in quarterly interest expense reflects higher borrowings related to acquisitions and capital investments.

DG reported net income of $0.8 million, or $0.01 per share, compared with a net loss for the 2005 fourth quarter of $1.0 million, or ($0.01) per share. In the 2005 first quarter (which benefited from a one-time $0.5 million operating expense reduction), DG reported net income of $1.1 million, or $0.02 per share.

At March 31, 2006, DG Systems had cash, cash equivalents and short-term investments of $4.0 million, total debt of $27.4 million and net debt of $23.4 million.

Business Summary

Mr. Ginsburg added, “First quarter 2006 results demonstrate a shift in overall operating efficiencies as technology initiatives undertaken by the Company have been implemented and integration initiatives related to the acquired businesses continue to be executed. With DG leading the industry’s transition from physical tapes to digital media management, the higher percentage of electronic deliveries has impacted year over year revenue growth. Electronic deliveries do not result in surcharges for physical delivery of tapes – online video deliveries allow for operating and cost savings for both our customers and DG Systems – temporarily curtailing the top line improvements we desire. The digital transition, however, is almost complete, and we should resume organic revenue growth later this year.

“Our continued investment in research and development distinguishes our approach to the digital media business, and has resulted in positive trends. DG’s clients are happy with our investments in innovative technology that improves their customer experience. We have seen many of our long-term customers renew their commitments to DG Systems over the past few quarters. At the same time, new customer acquisitions are at their highest levels in the recent past.

“During the 2006 first quarter, we reduced our operating expenses both on a year-over-year and quarterly sequential basis. We expect to realize a total of approximately $3 million in annual savings in 2006 due to the integrations and facility consolidations completed in 2005. In addition, 2006 operating results will benefit from the recent upgrade and expansion of our satellite network. This bandwidth upgrade is providing significantly expanded capacity to customers and will reduce annual satellite transmission costs by 20% or approximately $300,000 annually.

“Margin improvements have been achieved during the first quarter, and we will seek additional margin improvements during the balance of this year. First quarter 2006 EBITDA margins of 24% were at their highest levels in over a year.”

Business Outlook

Mr. Ginsburg continued, “The proposed merger with FastChannel Network, expected to be completed during the current quarter, will ensure DG’s position as the premier provider of services to the advertising industry. The combined entity will service an outstanding list of advertisers, agencies, newspaper publishers and television and radio broadcasters. These customers will benefit from the industry’s leading digital television, radio, and print media distribution capabilities; online business intelligence offerings that include the world’s largest searchable database of television advertisements; digital asset management tools for archiving and collaboration; digital and physical storage of media assets; and media intelligence offerings that include broadcast verification and discrepancy reporting.

“Revenue in 2006 will be driven by expanded sales and marketing efforts, as well as contributions from combining both DG’s and FastChannel’s digital delivery platforms into a unified offering. Once DG and FastChannel are combined, we anticipate greater potential for revenue growth and higher operating margins.

“With the FastChannel merger, we expand DG’s reach into the print distribution business, broaden our product offerings, expand into new international markets and substantially improve our personnel. Opportunities related to the advertising industry’s pending transition to HDTV will also improve the dynamics of our business model. DG Systems has an HD compliant network, and we expect additional on-line HD traffic to fuel growth for the combined entity.

“The business combination also provides significant opportunities for cost synergies. We expect to achieve a range of $6 million to $9 million in savings during the first year of combined operations through the integration of DG’s and FastChannel’s management, operations, products and facilities and the elimination of duplicative offices, bandwidth and equipment. We anticipate one-time restructuring charges after the merger to achieve the projected cost reductions. Having successfully acquired and integrated a number of companies into DG Systems over the past eight quarters, we have a solid game plan to turn the new entity into a vibrant business.

“The merger of these two businesses is very much a win-win scenario,” Mr. Ginsburg concluded. “As we move forward, the core organizing principles are to take very good care of our customers and to achieve significant growth for our stockholders.”

First Quarter 2006 Financial Results Web Cast

The Company’s first quarter conference call will be broadcast live on the Internet at 11:00 A.M. EDT today, May 12, 2006. The Web cast is open to the general public and all interested parties may access the live Web cast on the Internet through the Investor Relations section of the Company’s Web site at www.dgsystems.com. Please allow 15 minutes to register and download or install any necessary software.

Non-GAAP Reconciliation

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Although EBITDA and Adjusted EBITDA are not measures of performance or liquidity calculated in accordance with generally accepted accounting principles (GAAP), the Company believes they may be useful to an investor in evaluating its performance. However, investors should not consider these measures in isolation or as substitutes for operating income, cash flows from operating activities or any other measure for determining the Company’s operating performance or liquidity that is calculated in accordance with GAAP. In addition, because EBITDA is not calculated in accordance with generally accepted accounting principles, it may not necessarily be comparable to similarly titled measures employed by other companies. A reconciliation of the EBITDA figures included herein can be made by deducting operating expenses, excluding depreciation and amortization from the Company’s revenues (please refer to the reconciliation table at the end of this press release).

Forward-Looking Statements

This release contains forward-looking statements relating to the Company, including the expansion of its digital distribution network, and the demand among certain clients for digital audio and video delivery services. These forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. These and other risks relating to DG Systems’ business are set forth in the Company’s Form 10-K filed with the Securities and Exchange Commission on March 28, 2006. DG Systems assumes no obligation to publicly update or revise any forward-looking statements.

About DG Systems, Inc.

DG Systems and its StarGuide and SourceTV divisions provide the standard in Digital Media Exchange services for the advertising and broadcast industries, featuring dependable satellite and Internet transmission technology and a suite of digital media asset management tools. DG Systems’ extensive digital network reaches more than 5,000 advertisers and agencies, nearly 3,900 television, cable, and network broadcast destinations and over 10,000 radio stations with innovative delivery and management solutions for short-and long-form audio and video content. DG Systems is based in Irving, Texas, with offices located in New York City, Detroit, Los Angeles, Chicago, Boca Raton and Louisville. More information can be found on the Company’s Web site at www.dgsystems.com.

In December, 2005, DG entered into a definitive agreement to merge with FastChannel Network, Inc., which, subject to shareholder approvals, is expected to close on May 31.

(Financial Tables Follow)

Digital Generation Systems, Inc.

Condensed Consolidated Statements of Income

(In thousands, except per share data)

	Three Months Ended
	March 31,
	2006	2005
Revenues	$14,345	$15,703

Operating expenses, excluding depreciation and amortization	10,883	12,078

EBITDA (1)	3,462	3,625

Depreciation & amortization	1,740	1,418

Operating income	$1,722	$2,207

Interest expense and other, net	510	392

Income before income taxes	1,212	1,815

Provision for income taxes	461	690

Net income	$751	$1,125

Basic net income per common share	$0.01	$0.02

Diluted net income per common share	$0.01	$0.02

Weighted average shares outstanding – Basic	74,219	72,726

Weighted average shares outstanding – Diluted	74,223	72,924

(1)   The first quarter 2005 results reflect one-time $0.5 million reduction of operating expenses related to the renegotiation of an existing service agreement.

Digital Generation Systems, Inc.

Condensed Consolidated Balance Sheet

(In thousands)

	March 31, 2006	December 31, 2005
Cash	$4,000	$1,886
Accounts receivable	10,968	10,720
Inventories	1,492	1,548
Property and equipment	10,825	11,641
Investment in Verance Corporation	4,758	4,758
Goodwill	45,147	45,147
Deferred tax assets	17,739	18,200
Other	20,406	20,433
TOTAL ASSETS	$115,335	$114,333

Accounts payable and accrued liabilities	6,271	8,406
Deferred revenue	660	1,188
Debt and capital leases	27,411	24,532
TOTAL LIABILITIES	34,342	34,126
TOTAL STOCKHOLDERS’ EQUITY	80,993	80,207

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$115,335	$114,333

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